Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333-01

Southwestern Public Service Company

(a New Mexico corporation)

$350,000,000 3.15% FIRST MORTGAGE BONDS, SERIES NO. 8 DUE 2050

Issuer:	Southwestern Public Service Company (a New Mexico corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A3 (Stable)/A (Stable)/A- (Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Principal Amount:	$350,000,000

Pricing Date:	May 11, 2020

Settlement Date:	May 18, 2020 (T+5)

Maturity Date:	May 1, 2050

Interest Payment Dates:	Semi-annually on May 1 and November 1, commencing on November 1, 2020

Reference Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	122-09 / 1.445%

Spread to Benchmark Treasury:	+175 bps

Yield to Maturity:	3.195%

Coupon:	3.15%

Price to Public:	99.138% of principal amount

Net Proceeds to Issuer:	$343,920,500 (after underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to November 1, 2049 (the par call date), T +30 bps (calculated to the par call date)

Par Call:	On or after November 1, 2049 at par

CUSIP/ISIN:	845743 BU6/ US845743BU60

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC PNC Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll-free at 1-888-603-5847, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037 or PNC Capital Markets LLC, toll-free at 1-855-881-0697.